For Immediate Release

Corel Acquisition Approved by SoftQuad Shareholders

Company Unveils Integration Plans, New Addition to Executive Team

Ottawa, Canada - March 14, 2002 - Corel Corporation (NASDAQ: CORL, TSE: COR) and SoftQuad Software Ltd. (OTC BB: SXML) today announced that the acquisition agreement signed by the companies has been approved by SoftQuad's shareholders. The stock-for-stock transaction is expected to officially close tomorrow.

As part of its plan to integrate the companies, Corel will support all of SoftQuad's current businesses, including its award-winning XML (Extensible Markup Language) editor and development platform, XMetaL®, as well as the popular HoTMetaL® product line. In addition, Corel is pursuing new opportunities to address the enterprise market by leveraging SoftQuad's industry-leading XML technology and expertise. Corel recently introduced a new brand to deliver enterprise solutions - DEEPWHITETM.

"With the completion of the SoftQuad acquisition, we are well equipped and uniquely positioned to deliver enterprise-class solutions that will give organizations the tools they need to significantly improve productivity, reduce workflow-related costs and generate new revenue opportunities. XML and other open standards are the key ingredients of the enterprise solutions Corel will offer through its DEEPWHITE brand," said Derek Burney, president and CEO of Corel Corporation. "SoftQuad's pioneering efforts in the XML space will greatly assist Corel in delivering on this strategy, not just in terms of the technology and development assets we are acquiring but the enterprise-level expertise we're gaining through their established marketing, sales and professional services teams."

Among the employees joining Corel from SoftQuad, Dr. Bruce Sharpe, former chief technical officer at SoftQuad, will become a member of Corel's executive management team as executive vice-president, XML content solutions. Among his key responsibilities, Dr. Sharpe will lead the company's product strategies for XML content solutions to be offered as part of DEEPWHITE.

As indicated when Corel and SoftQuad signed the definitive acquisition agreement on August 7, 2001, the companies have identified cost synergies that are being realized as part of the integration. In order to realize the full value of the acquisition, SoftQuad has eliminated approximately 35 positions from its workforce due primarily to redundancies identified during the integration process. Cost synergies are also being realized from the closure of three SoftQuad offices based in Toronto, Seattle and the United Kingdom.

About Corel Corporation

Founded in 1985, Corel Corporation www.corel.com is a leading technology company that offers three major brands of software tailored to distinct customer profiles - Corel, procreate&trade and DEEPWHITETM. With its headquarters in Ottawa, Canada, Corel's common stock trades on the Nasdaq Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR. www.corel.com

About SoftQuad Software, Ltd.

SoftQuad Software, Ltd. (OTC BB: SXML) is an internationally recognized developer of XML-enabling technologies and commerce solutions for e-business. A founding member of the World Wide Web Consortium (W3C®), the Organization for the Advancement of Structured Information Standards (OASIS) and XML.org, SoftQuad has been instrumental in shaping and developing both the standards and technologies that are changing the way companies exchange information and do business over the Web.

Headquartered in Toronto, Canada, with U.S. offices in Seattle and San Francisco, and European operations based in London, England, SoftQuad was first to market with an advanced, yet easy-to-use XML content creation solution, XMetaL®. It has become the premier enabling technology for XML-based content applications in electronic publishing, e-commerce and knowledge management. For more information, please visit SoftQuad's Web site at http://www.softquad.com.

This press release contains forward-looking statements as defined by the United States Private Securities Litigation Reform Act of 1995, involving the company's expectations about future financial results and other matters. These statements reflect management's current forecast of certain aspects of the company's future business. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results of operations to differ materially from historical results or current expectations. The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements. Risk factors include shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission for a more complete discussion of the other risks and uncertainties. The factors underlying forecasts are dynamic and subject to change. As a result, forecasts speak only as of the date they are given and do not necessarily reflect the company's outlook at any other point in time. The company does not undertake to update or review these forward-looking statements.

© 2002 Corel Corporation. All rights reserved. Corel, procreate, DEEPWHITE and the Corel logo are trademarks or registered trademarks of Corel Corporation in Canada, the United States and/or other countries. All other product, font and company names and logos are trademarks or registered trademarks of their respective companies.

Press Contact:

Anne Vis

(613) 728-0826 ext. 5182

anne.vis@corel.com

Investor Contact:

John Hladkowicz

(613) 728-0826 ext. 1194

john.hladkowicz@corel.com